Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Ranger Energy Services, Inc. (the “Company” or “we”) is based upon the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws and applicable provisions of law. We have summarized certain portions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of applicable law and to the Company’s amended and restated certificate of incorporation and amended and restated bylaws.
Authorized Capital Stock
The authorized capital stock of the Company consists of 100,000,000 shares of Class A common stock, $0.01 par value per share, 100,000,000 shares of Class B common stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of March 23, 2022, we had 18,671,361 shares of Class A Common Stock and no shares of Class B Common Stock outstanding, and 6,000,001 shares issued and outstanding of Series A Convertible Stock.
Class A Common Stock
        Voting Rights.    Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.
        Dividend Rights.    Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
        Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
        Other Matters.    The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock, including the Class A common stock offered in this offering, are fully paid and non-assessable.
Class B Common Stock
        Voting Rights.    Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.
        Dividend and Liquidation Rights.    Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of the Company.
Redemption Right. Each member of RNGR Energy Services, LLC (“Ranger LLC”) has received one share of Class B common stock for each unit of Ranger LLC (a “Ranger LLC Unit”) that it holds. Accordingly, each member of Ranger

Exhibit 4.1
LLC has a number of votes in the Company equal to the aggregate number of Ranger LLC Units that it holds. Pursuant to the amended and restated limited liability company agreement (the “Ranger LLC Agreement”), each holder of Ranger LLC Units has the right to redeem his or her Ranger LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock (or cash at the Company’s election, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications).
Preferred Stock
Under our Amended and Restated Certificate of Incorporation, our board of directors has the authority to issue preferred stock in one or more series, and to fix for each series the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions, as may be stated and expressed in any resolution or resolutions adopted by our board of directors providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by our stockholders.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may restrict dividends on our common stock, dilute the voting power of our common stock or subordinate the liquidation rights of our common stock.
The Certificate of Designation of Preferences, Powers, Preferences and Rights relating to the Series A Convertible Preferred Stock (the “Certificate of Designation”), provides for the authorization and issuance of 6,000,001 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) to be issued pursuant to the Securities Purchase Agreement, by and between the Company and the purchasers thereof, dated September 10, 2021 (the “Purchase Agreement”).
Voting Rights. Holders of Series A Preferred Stock will vote as a separate class only on matters adversely affecting the Series A Preferred Stock. The Series A Preferred Stock will not have any right to vote together with the common stock on any matters. In all cases where the holders of Series A Preferred Stock have the right to vote separately as a class as provided by or otherwise by the DGCL, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder. The holders of Series A Preferred Stock have the right to vote on (i) any alteration, change, modification or amendment to the terms of the Series A Preferred Stock or the terms of any other capital stock of the Company so as to affect adversely the Series A Preferred Stock; (ii) the creation, or authorization of the creation of, any Senior Securities or Parity Securities to the Series A Preferred Stock as to dividend, redemption or distribution of assets upon a liquidation event; (iii) an increase of the authorized number of shares of Series A Preferred Stock; (iv) the issuance of any Parity Securities or Senior Securities; and (v) the issuance of any Series A Preferred Stock except pursuant to the terms of the Purchase Agreement.
Liquidation Rights. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary (each, a “Liquidation Event”), after payment or provision for payment of our debts and other liabilities and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of our Series A Preferred Stock will be entitled to receive entitled to receive out of the assets of the Company available for distribution, before any distribution of assets is made on the common stock or any other class or series of equity security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock, an amount equal to the greater of (i) the original issue price of $7.00 per share of Series A Preferred Stock, plus an amount equal to any and all accrued and unpaid dividends, if any, per share, in each case as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock, attributable to the Series A Preferred Stock and (ii) the product of (x) the amount per share that would have been payable upon such Liquidation Event to the holders of shares of common stock (assuming the conversion of each share of Series A Preferred Stock in Class A Common Stock), multiplied by (y) the number of shares of Class A Common Stock into which each share of Series A Preferred Stock is then convertible.
Automatic Conversion. Each share of Series A Preferred Stock will automatically, without any further action on the part of the holder thereof and without regard to any arrearage in the payment of dividends, convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined in the Certificate of Designation) on the later of the dates on which (a) the Stockholder Approval is obtained and (b) the Shelf Registration Statement is declared effective by the SEC.
Dividend Rights. Holders of Series A Preferred Stock will be entitled to participate equally and ratably with the holders of shares of common stock in all dividends or other distributions on the shares of common stock as if immediately prior to each record date for the common stock, shares of Series A Preferred Stock then outstanding were converted into shares of common stock.

Exhibit 4.1
Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our
Amended and Restated Bylaws and Delaware Law
        Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
        We are not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:
•the transaction is approved by the board of directors before the date the interested shareholder attained that status;

•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.
Amended and Restated Certificate of Incorporation and Bylaws
        Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.
        Provisions in our amended and restated certificate of incorporation and amended and restated bylaws:
•establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all shareholders' notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting;

•provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company;

•provide that the authorized number of directors may be changed only by resolution of the board of directors;

Exhibit 4.1
•provide that, after our legacy investors, including CSL Capital Management, LLC (“CSL”) and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by shareholders holding a majority of the outstanding shares entitled to vote);

•provide that, after CSL and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•provide that, after CSL and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then-outstanding shares of stock entitled to vote thereon;

•provide that, after CSL and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, special meetings of our shareholders may only be called by the board of directors;

•provide, after CSL and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors;

•provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, CSL and its affiliates and that they have no obligation to offer us those investments or opportunities; and

•provide that our amended and restated bylaws can be amended by the board of directors.
Forum Selection
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;

•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders;

•any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or

•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine;
in each such case, subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. The forum selection provision is not, however, intended to be deemed a

Exhibit 4.1
waiver by any stockholder with respect to our compliance with U.S. federal securities laws, and the application of the forum selection provision may in some instances be limited by applicable law.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.